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                                                                    Exhibit 23.1

                          CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form SB-2 of our report dated July 12, 1996, except for the third paragraph of Note 9, as to which the date is September 23, 1996, relating to the financial statements of Image Guided Technologies, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Summary Financial Information", "Selected Financial Information" and "Experts" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Financial Information" or "Selected Financial Information."



Price Waterhouse LLP

Boulder, Colorado
October 16, 1996